UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

REGENCY ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

DELAWARE	001-35262	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

(214) 750-1771

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board of Directors of Regency GP LLC, the general partner of the Partnership’s general partner, has appointed Todd Carpenter as its Senior Vice President and General Counsel effective on March 3, 2014.

Mr. Carpenter has a diverse background that includes more than 20 years of legal experience in the areas of commercial, transactional and corporate law. His areas of specialization include oil and gas, mergers and acquisitions, commercial transactions, financial transactions and compliance. Mr. Carpenter comes to the Partnership from Energy Transfer Partners, L.P. (“ETP”), where he served as Associate General Counsel. He joined ETP in connection with its acquisition of Southern Union Company (“Southern Union”). At ETP, Mr. Carpenter provided legal support on various commercial, transactional and corporate matters including project development in the areas of liquefied natural gas and crude oil transportation, asset acquisition, gas and natural gas liquids sales, contracting for gathering, treating, processing, operating, transportation and fractionation, trade compliance, real estate, environmental issues and litigation advice and supervision. Prior to ETP, Mr. Carpenter served as VP, Assistant General Counsel for Southern Union, Senior Counsel, Corporate Law Section for Cooper Industries plc, and as General Counsel for GGS co., Ltd. Mr. Carpenter received a Bachelor of Business Administration in Finance from The University of Texas at Austin and a Doctor of Jurisprudence from the University of Texas School of Law. He is a member of the State Bar of Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP

	By:	Regency GP LP, its general partner

	By:	Regency GP LLC, its general partner

February 20, 2014	By:	/s/ Thomas E. Long
Thomas E. Long
Executive Vice President and Chief
Financial Officer